Exhibit 99.1

FOR IMMEDIATE RELEASE

Tuesday, March 15, 2005

Media General Announces Nomination for Board of Directors and Director Retirement

RICHMOND, Va. – Media General, Inc. (NYSE: MEG) today announced that Diana F. Cantor has been nominated to stand for election to the company’s Board of Directors at the Annual Meeting of Shareholders on April 28, 2005. Wyndham Robertson will retire from the Board at the annual meeting.

“We are delighted that Diana Cantor will join the Board in April,” said J. Stewart Bryan III, chairman and chief executive of Media General. “The Board will benefit from Diana’s depth of experience as a business leader, investment banker, certified public accountant and lawyer. Additionally, she resides, and holds many civic leadership positions, here in Richmond, home of our corporate headquarters and the second largest market in which Media General operates.

“On behalf of the Board, I thank Wyndham for nine years of outstanding service. We have benefited greatly from her guidance and counsel, and we shall miss her,” said Bryan.

Ms. Cantor, 47, is executive director of the Virginia College Savings Plan, an independent agency of the Commonwealth of Virginia, which manages Virginia’s three Internal Revenue Code Section 529 qualified tuition plans. Ms. Cantor has served in that position since 1996 and is responsible for the administration, operation and investment management of a $10.5 billion program. She was previously vice president of Richmond Resources, Ltd., a real estate development, construction and management company, from 1990 to 1996. Before that she was with Goldman, Sachs & Co. in New York, N.Y., from 1985 to 1990, where she held several positions, including vice president. From 1983 to 1985, she was a real estate attorney with the New York law firm Kaye, Scholer, Fierman, Hays & Handler.

Ms. Cantor received a bachelor of science degree in accounting from the University of Florida, a master’s in business administration from the School of Business Administration at the University of Miami, and a Juris Doctor degree from the School of Law, New York University. She is a certified public accountant and a member of the Virginia State Bar, New York State Bar and the Florida State Bar.

Miss Robertson, 67, lives in Chapel Hill, N.C., and is former vice president for communications, University of North Carolina and a former assistant managing editor of Fortune magazine.

Media General directors standing for re-election for one-year terms are: J. Stewart Bryan III, O. Reid Ashe, Jr., Charles A. Davis, C. Boyden Gray, Marshall N. Morton, Thompson L. Rankin, Walter E. Williams and Coleman Wortham III. The Annual Meeting will be held on April 28, 2005 at 11 a.m. at the Richmond Newspapers Production Facility, 8460 Times-Dispatch Blvd., Mechanicsville, Va.

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About Media General

Media General is a diversified communications company operating leading newspapers, television stations and online enterprises, primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, the Richmond Times-

Dispatch, and the Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 100 weekly newspapers and other publications. The company’s broadcasting assets include 26 network-affiliated television stations that reach more than 30 percent of the television households in the Southeast and nearly 8 percent of those in the United States. The company’s interactive media assets include more than 50 online enterprises that are associated with its newspapers and television stations. Media General also owns a 20 percent interest in The Denver Post and a 33 percent interest in SP Newsprint Company.

Contact

Lou Anne J. Nabhan

(804) 649-6103